Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 3 to Registration Statement No. 333-203138 of Horizon Global Corporation on Form S-1 of our report dated March 31, 2015 relating to the combined financial statements and financial statement schedule of Horizon Global, the Cequent Businesses of TriMas Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the combined financial statements and financial statement schedule being prepared from the records of TriMas Corporation), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

June 17, 2015